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                                                                    EXHIBIT 12.2

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                                        Six Months                       Year Ended December 31
                                                          Ended
                                                         June 30
                                                           2001               2000       1999         1998        1997        1996
                                                                                         (in millions, except ratios)
                                                    --------------------------------------------------------------------------------
Earnings

Income (Loss) Before Income Taxes                       $  436.4          $    865.6  $ (165.5)   $    920.2   $    916.7   $  567.8
Fixed Charges                                               94.2               197.1     155.2         138.3        101.1       71.9
                                                    ------------          ----------  --------    ----------   ----------   --------
Adjusted Earnings                                       $  530.6          $  1,062.7  $  (10.3)   $  1,058.5   $  1,017.8   $  639.7
                                                    ============          ==========  ========    ==========   ==========   ========

Combined Fixed Charges and Preferred
      Stock Dividends

Interest and Debt Expense                               $   87.0          $    181.8  $  137.8    $    119.9    $    84.9   $   58.5
Amortization of Deferred Debt Costs                          1.2                 2.4       2.4           3.3          0.7          -
Portion of Rents Deemed
      Representative of Interest (a)                         6.0                12.9      15.0          15.1         15.5       13.4
Preferred Stock Dividends                                      -                   -         -           2.9         19.5       19.5
                                                    ------------          ----------  --------    ----------   ----------   --------
Total Combined Fixed Charges and
      Preferred Stock Dividends                         $   94.2          $    197.1  $  155.2    $    141.2   $    120.6   $   91.4
                                                    ============          ==========  ========    ==========   ==========   ========
Ratio of Earnings to Combined
      Fixed Charges and Preferred Stock
      Dividends                                              5.6                 5.4      (0.1)          7.5          8.4        7.0
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(a) Generally deemed to be one-third of rental expense.